As filed with the Securities and Exchange Commission on May 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PepsiCo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	13-1584302
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

700 Anderson Hill Road
Purchase, New York 10577
Telephone: (914) 253-2000

(Address, including zip code, and telephone
number, including area code, of Registrant’s
principal executive offices)

PepsiCo, Inc. Long-Term Incentive Plan
(as amended and restated May 1, 2024)
(Full Title of the Plan)

David Flavell

Executive Vice President, General Counsel

and Corporate Secretary

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

Telephone: (914) 253-2000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by PepsiCo, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) to register an additional 30,000,000 shares of its common stock, par value 1-2/3 cents per share (“Common Stock”), for issuance under the PepsiCo, Inc. Long-Term Incentive Plan (f/k/a the PepsiCo, Inc. 2007 Long-Term Incentive Plan), as amended and restated May 1, 2024 (the “Plan”), and any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant previously filed a Form S-8 (File No. 333-142811) registering 65,000,000 shares of Common Stock under the Plan on May 10, 2007 and a Form S-8 (File No. 333-166740) registering an additional 90,000,000 shares of Common Stock under the Plan on May 11, 2010 (together, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein and made a part of this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the Commission on February 9, 2024 (the “2024 Annual Report”), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 22, 2024, incorporated by reference into the 2024 Annual Report);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 23, 2024, filed with the Commission on April 23, 2024;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 18, 2024, February 16, 2024 and May 3, 2024;

(d)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(e)	The description of Common Stock which is contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on February 12, 2024 (File No. 333-277003), together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant does not have any provisions for indemnification of directors or officers in its Amended and Restated Articles of Incorporation. Article III, Section 3.7 of the By-Laws, as amended and restated, effective as of April 15, 2020, provides that unless the Board of Directors of the Registrant (the “Board”) shall determine otherwise, the Registrant shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (and any appeal therein), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person’s testator or intestate, is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. At the Board’s discretion, such indemnification may also include advances of a director’s, officer’s or employee’s expenses prior to final disposition of such action, suit or proceeding.

Section 55-2-02 of the North Carolina Business Corporation Act (the “North Carolina Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (1) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (2) improper distributions as described in Section 55-8-33 of the North Carolina Act; (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date the exculpatory provision became effective. As noted above, the Registrant’s Amended and Restated Articles of Incorporation do not contain a provision that eliminates or limits such personal liability.

Sections 55-8-50 through 55-8-58 of the North Carolina Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors who are not parties to the proceeding in question, a duly designated committee of directors if a quorum of the full board cannot be established, special legal counsel selected by the board or duly designated committee of directors, or the shareholders (excluding shares owned or controlled by directors who are parties to the proceeding in question) in accordance with Section 55-8-55 of the North Carolina Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in his official capacity) on the basis of having received an improper personal benefit.

Sections 55-8-52 and 55-8-56 of the North Carolina Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application for and obtain court-ordered indemnification if the court determines that such director or officer is (1) entitled to mandatory indemnification under Section 55-8-52, in which case the court will also order the corporation to pay the director’s or officer’s reasonable expenses incurred to obtain court-ordered indemnification, and (2) fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct set forth in Section 55-8-51 or was adjudged liable as described in Section 55-8-51.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Consistent with the foregoing, the Registrant has entered into indemnification agreements with each of its independent directors, pursuant to which the Registrant has agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the independent director and arising out of his status as a director or member of a committee of the Board, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by an independent director, the Registrant will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. The Registrant will not be liable for payment of any liability or expense incurred by an independent director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with the Registrant’s best interests.

Additionally, Section 55-8-57 of the North Carolina Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the North Carolina Act to indemnify that person. The Registrant has purchased and maintains such insurance.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of PepsiCo, Inc., effective as of May 1, 2019, incorporated by reference to Exhibit 3.1 of PepsiCo’s Current Report on Form 8-K filed with the Commission on May 3, 2019.

4.2	By-Laws of PepsiCo, Inc., as amended and restated, effective as of April 15, 2020, incorporated by reference to Exhibit 3.2 to PepsiCo’s Current Report on Form 8-K filed with the Commission on April 16, 2020.

5.1*	Opinion of Womble Bond Dickinson (US) LLP.

15.1*	Letter regarding unaudited interim financial information.

23.1*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included in the signature pages hereto).

99.1	PepsiCo, Inc. Long-Term Incentive Plan (as amended and restated May 1, 2024), incorporated by reference to Appendix B of PepsiCo’s Definitive Proxy Statement on Schedule 14A filed with the Commission March 22, 2024.

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York on this 10th day of May, 2024.

PepsiCo, Inc.

By:	/s/ Ramon L. Laguarta
Ramon L. Laguarta
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Flavell, Cynthia Nastanski and Heather A. Hammond, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ramon L. Laguarta	Chairman of the Board of Directors and Chief Executive Officer	May 10, 2024
Ramon L. Laguarta	(Principal Executive Officer)

/s/ James T. Caulfield	Executive Vice President and Chief Financial Officer	May 10, 2024
James T. Caulfield	(Principal Financial Officer)

/s/ Marie T. Gallagher	Senior Vice President and Controller	May 10, 2024
Marie T. Gallagher	(Principal Accounting Officer)

/s/ Segun Agbaje
Segun Agbaje	Director	May 10, 2024

/s/ Jennifer Bailey
Jennifer Bailey	Director	May 10, 2024

/s/ Cesar Conde
Cesar Conde	Director	May 10, 2024

/s/ Ian Cook
Ian Cook	Director	May 10, 2024

/s/ Edith W. Cooper
Edith W. Cooper	Director	May 10, 2024

/s/ Susan M. Diamond
Susan M. Diamond	Director	May 10, 2024

/s/ Dina Dublon
Dina Dublon	Director	May 10, 2024

/s/ Michelle Gass
Michelle Gass	Director	May 10, 2024

/s/ Dave J. Lewis
Dave J. Lewis	Director	May 10, 2024

/s/ David C. Page
David C. Page	Director	May 10, 2024

/s/ Robert C. Pohlad
Robert C. Pohlad	Director	May 10, 2024

/s/ Daniel Vasella
Daniel Vasella	Director	May 10, 2024

/s/ Darren Walker
Darren Walker	Director	May 10, 2024

/s/ Alberto Weisser
Alberto Weisser	Director	May 10, 2024